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                                                                 Exhibit (h)(10)

                   CUSTOMER IDENTIFICATION SERVICES AMENDMENT

      This Customer Identification Services Amendment (this "AMENDMENT") amends, as of the 1st day of October, 2003 (the "EFFECTIVE DATE"), the Transfer Agency Agreement, dated as of April 1, 2000, between ABN AMRO Funds (f/k/a Alleghany Funds) (the "COMPANY" or the "FUND") and PFPC Inc. ("PFPC") (the "AGREEMENT").

      For valuable consideration, the receipt and sufficiency of which the parties hereto hereby acknowledge, the Company and PFPC hereby agree as follows:

      SECTION 1 (ADDITION OF CIP SERVICES SECTION TO THE AGREEMENT). As of the Effective Date, the Agreement shall (without any further action by either of the parties hereto) be amended by the addition of the following as Section 15 Q:

            "15 Q. CIP SERVICES. To help the Fund comply with its Customer Identification Program (which the Fund is required to have under regulations issued under Section 326 of the USA PATRIOT Act) PFPC will do the following:

            (a) Implement procedures under which new accounts in the Fund are not established unless PFPC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the "DATA ELEMENTS") for each corresponding CUSTOMER (as defined in 31 CFR 103.131).

            (b) Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

            (c) Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

            (d) Regularly report to the Fund about measures taken under (a)-(c)
                above.

            (e) If PFPC provides services by which prospective Customers may subscribe for shares in the Fund via the Internet or telephone, work with the Fund to notify prospective Customers, consistent with 31 CFR 103.(b)(5), about the Fund's CIP.

            (f) Set forth on a separate fee schedule compensation amounts due for these CIP Services.

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                Notwithstanding anything to the contrary, and without expanding the scope of the express language above, PFPC need not collect the Data Elements for (or verify) prospective customer (or accounts) beyond the requirements of relevant regulation (for example, PFPC will not verify customers opening accounts through
                NSCC) and PFPC need not perform any task that need not be performed for the fund to be in compliance with relevant regulation.

                The Fund hereby represents and warrants that each of the portfolios serviced by PFPC, and each legal entity of which such portfolio is a part, has, and will at all times during which this Agreement is in effect maintain in place, a written agreement with each such other portfolio and entity, under which all such parties may rely upon the Customer Identification Programs of any other with respect to prospective investors who are then existing customers of such other. Given such inter-company (or inter-fund) agreement(s), PFPC need not perform steps (a)-(f) above with respect to any subscriber who is then a customer of any other fund within the same "fund family" as the Fund. To the extent PFPC Trust Company acts as custodian for retirement account assets of the Fund's investors, it may rely upon the CIP work that PFPC performs hereunder the Fund".

      SECTION 2 (GENERAL PROVISIONS). This Amendment contains the entire understanding between the parties with respect to the services contemplated hereby. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

ABN AMRO FUNDS
[f/k/a Alleghany Funds]

By: /s/ Marc Peirce
    ---------------------------------
Name: Marc Peirce
Title: Vice President

PFPC INC.

By: /s/ James W. Pasman
    ---------------------------------
Name: James W. Pasman
Title: Sr. Vice President